Exhibit 99.1
RH JOINT VENTURES, LLC AND SUBSIDIARIES
Consolidated Financial Statements
December 31, 2024 and 2023
(With Independent Auditors' Report Thereon)

RH JOINT VENTURES, LLC AND SUBSIDIARIES

Independent Auditors' Report

The Members
RH Joint Ventures, LLC:

Opinion

We have audited the consolidated financial statements of RH Joint Ventures, LLC and its subsidiaries (the Company), which comprise the consolidated statements of assets, liabilities and members' equity as of December 31, 2024 and 2023, and the related consolidated statements of operations, changes in members' equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2024 and 2023, and the results of its operations and its cash flows for the years then ended in accordance with U.S. generally accepted accounting principles.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditors' Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with U.S. generally accepted accounting principles, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for one year after the date that the consolidated financial statements are available to be issued.

Auditors' Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditors' report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company's ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control related matters that we identified during the audit.

/s/ KPMG LLP

Austin, Texas
February 25, 2025

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Consolidated Statements of Assets, Liabilities and Members' Equity
December 31, 2024 and 2023
(In thousands)

Assets	2024	2023
Real estate investments, at fair value (cost $866,821 and $887,644 in 2024 and 2023, respectively)	$1,315,112	$1,344,712
Cash and cash equivalents	15,688	15,713
Restricted cash	14,995	11,869
Securitization certificates, at fair value (amortized cost $58,882 and $54,503 in 2024 and 2023, respectively)	59,566	51,160
Receivables from related parties	7	2
Other assets	5,705	3,617
Total assets	$1,411,073	$1,427,073

Liabilities and Members' Equity
Liabilities
Securitization, net	$756,264	$810,136
Note payable, net	37,297	—
Payables to related parties	857	575
Accrued liabilities	14,724	15,078
Total liabilities	809,142	825,789
Commitments and contingencies
Members' equity	601,931	601,284
Total liabilities and members' equity	$1,411,073	$1,427,073

See accompanying notes to consolidated financial statements.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Consolidated Statements of Operations
Years ended December 31, 2024 and 2023
(In thousands)

	2024	2023
Revenues
Rental revenue	$80,434	$82,179
Other revenue	2,788	2,712
Interest and other income	5,290	4,393
Total revenues	88,512	89,284
Expenses
Property operating expenses	21,499	17,760
Real estate taxes	14,894	13,477
Interest expense	25,223	23,485
Professional fees	646	371
General and administrative	1,646	1,395
Total expenses	63,908	56,488
Loss on early extinguishment of debt	(246)	—
Net income	24,358	32,796

Realized gain (loss) on real estate investments	8,164	(439)
Unrealized loss on real estate investments	(8,777)	(27,019)
Unrealized gain (loss) on securitization certificates	4,027	(1,782)
Net increase in members' equity from operations	$27,772	$3,556

See accompanying notes to consolidated financial statements.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Consolidated Statements of Changes in Members' Equity
Years ended December 31, 2024 and 2023
(In thousands)

	GVI RH JV Investor, LLC	Amherst SFRP Member 111-G , LLC	Total

Balance at December 31, 2022	$447,699	$165,779	$613,478
Decrease in members' equity from capital transactions:
Distributions	(14,962)	(788)	(15,750)
Net decrease in members' equity from capital transactions	(14,962)	(788)	(15,750)
Increase (decrease) in members' equity from operations:
Net income	31,156	1,640	32,796
Realized loss on real estate investments	(417)	(22)	(439)
Unrealized loss on real estate investments	(25,668)	(1,351)	(27,019)
Unrealized loss on securitization certificates	(1,693)	(89)	(1,782)
Income allocation	1,606	(1,606)	—
Net increase (decrease) in members' equity from operations	4,984	(1,428)	3,556
Balance at December 31, 2023	437,721	163,563	601,284
Decrease in members' equity from capital transactions:
Distributions	(25,769)	(1,356)	(27,125)
Net decrease in members' equity from capital transactions	(25,769)	(1,356)	(27,125)
Increase (decrease) in members' equity from operations:
Net income	23,140	1,218	24,358
Realized gain on real estate investments	7,756	408	8,164
Unrealized loss on real estate investments	(8,338)	(439)	(8,777)
Unrealized gain on securitization certificates	3,826	201	4,027
Income allocation	(6,509)	6,509	—
Net increase in members' equity from operations	19,875	7,897	27,772
Balance at December 31, 2024	$431,827	$170,104	$601,931

See accompanying notes to consolidated financial statements.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2024 and 2023
(In thousands)

	2024	2023
Cash flows from operating activities:
Net increase in members' equity from operations	$27,772	$3,556
Adjustments to reconcile net increase in members' equity from operations to net cash provided by operating activities:
Loss on early extinguishment of debt	246	—
Realized (gain) loss on real estate investments	(8,164)	439
Unrealized loss on real estate investments	8,777	27,019
Unrealized (gain) loss on securitization certificates	(4,027)	1,782
Amortization of deferred financing costs	2,977	2,746
Amortization of loan discount	4,384	4,057
Accretion of securitization certificates discount	(4,379)	(4,053)
Gain on insurance claims	(104)	(208)
Other changes in operating assets and liabilities:
Receivables from related parties	(5)	36
Other assets	(465)	(842)
Payables to related parties	304	(463)
Accrued liabilities	(59)	310
Net cash provided by operating activities	27,257	34,379
Cash flows from investing activities:
Proceeds from sales of real estate investments	39,588	—
Real estate improvements	(12,684)	(11,759)
Proceeds from insurance claims	247	208
Net cash provided by (used in) investing activities	27,151	(11,551)
Cash flows from financing activities:
Members' distributions	(27,125)	(15,750)
Payments of deferred financing costs	(744)	—
Payment on note payable	(29,572)	—
Payment on securitization	(61,147)	—
Proceeds from note payable	67,354	—
Payment of debt extinguishment costs	(73)	—
Net cash used in financing activities	(51,307)	(15,750)
Net increase in cash and cash equivalents and restricted cash	3,101	7,078
Cash and cash equivalents and restricted cash, beginning of year	27,582	20,504
Cash and cash equivalents and restricted cash, end of year	$30,683	$27,582

(Continued)

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2024 and 2023
(In thousands)

	2024	2023
Supplemental cash flow information:
Interest paid	$17,676	$16,604

Noncash investing activities:
Change in accrued improvements of real estate investments	$(3)	$(935)
Change in insurance claims receivable	$(1,529)	$(644)
Receivable recognized for sale of real estate investments	$237	$—

Reconciliation of cash and cash equivalents and restricted cash reported in the consolidated statements of assets, liabilities and members' equity to the consolidated statements of cash flows:
Cash and cash equivalents	$15,688	$15,713
Restricted cash	14,995	11,869
Total cash and cash equivalents and restricted cash	$30,683	$27,582

See accompanying notes to consolidated financial statements.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
($ amounts in thousands)
(1)Nature of Business
RH Joint Ventures, LLC (together with its consolidated subsidiaries, Company), a Delaware limited liability company, was formed on June 12, 2018, and commenced operations on July 31, 2018. It was formed by Amherst SFRP Member III-G, LLC (Amherst Member), and GVI RH JV Investor, LLC (Investor Member), collectively referred to as the Members, with the purpose of acquiring, holding, improving, repairing, operating, leasing, managing, financing, and disposing of single-family rental homes. The Company’s term is indefinite and it may be dissolved by either unanimous approval of the Members or the entry of a decree of judicial dissolution, whichever occurs first.
All decisions by and on behalf of the Company are made by the Members. The Members elected Amherst Member as the Administrative Member, which shall act as a manager of the Company. The Administrative Member has the day-to-day responsibility for the management of the business and affairs of the Company. All major decisions made by the Company need majority approval of the Members of the Company. Each Member’s losses are limited to the amount of their respective investment.

In addition, the Company created an Investment Committee comprised of three representatives appointed by Investor Member and two representatives appointed by Amherst Member. All decisions of the Investment Committee are determined based on a majority vote of the representatives.

(2)Significant Accounting Policies
(a)Basis of Presentation
These consolidated financial statements are presented on the accrual basis of accounting in accordance with U.S. generally accepted accounting principles (GAAP) whereby revenues are recognized in the period earned and expenses are recognized in the period incurred.
The Company applies Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic 946, Financial Services—Investment Companies, by analogy based on guidance published by the National Council of Real Estate Investment Fiduciaries (NCREIF) and the Pension Real Estate Association (PREA): The NCREIF PREA Reporting Standards Fair Value Accounting Policy Manual. Specifically, as a substantial majority of the Company’s investment interests are owned by investors who are required to measure their investments at fair value under GAAP, the Company applies a fair value-based accounting model to its investments.

(b)Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated on consolidation.
(c)Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
($ amounts in thousands)
reporting period. Actual results could differ from those estimates. The real estate and capital markets are cyclical in nature. Property and investment values are affected by, among other things, the availability of capital, occupancy rates, rental rates, interest rates, and inflation rates. As a result, determining real estate investment values involves many assumptions. Amounts ultimately realized from each investment may vary significantly from the fair values presented. The Company’s most significant accounting estimate relates to the determination of the fair value of its investments.
(d)Real Estate Investments
Real estate investments are initially recorded at the purchase price, including acquisition costs. Improvements made subsequent to acquisition are capitalized if they enhance the value or extend the useful life of an existing asset. The cost of normal repairs and maintenance is expensed as incurred. Additionally, certain services are either performed or subcontracted by Main Street Renewal LLC (MSR), a Delaware limited liability company and related party of Amherst Member. MSR invoices the Company its costs incurred plus a markup of 15%. These costs, including markup, are either capitalized or expensed depending on their nature in accordance with the policy above. Real estate investments are not subject to depreciation; however, they are subject to adjustment to fair value, as described below.
The Members establish valuation processes and procedures to ensure that valuation techniques are fair and     consistent and valuation inputs are supportable. Valuations are supported by market data, third-party pricing sources, industry-accepted pricing models, counterparty prices, or other methods determined in good faith by a majority of the Members, including the use of internal proprietary pricing models. Any material modifications to the valuation procedures must be approved by the Investor Member.

Fair value of real estate investments is determined periodically throughout the year, including at year-end. When real estate investments are adjusted to fair value, the difference between cost and fair value is included as unrealized gain or loss within real estate investments on the consolidated statements of assets, liabilities and members’ equity. The net change in unrealized gain or loss on real estate investments is reflected in the consolidated statements of operations as unrealized gain or loss on real estate investments. During the years ended December 31, 2024 and 2023, the Company recorded $8,777 and $27,019, respectively, in unrealized loss on real estate investments.

(e)Cash and Cash Equivalents and Restricted Cash
The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consisted primarily of demand deposits and amounts invested in U.S. government securities-backed money market funds as of December 31, 2024 and 2023.
Restricted cash represents cash deposited in accounts related to certain rent deposits and collections, security deposits, property taxes, and capital expenditures, as well as certain lender reserve accounts. Amounts deposited in the reserve accounts associated with the securitization loan and note payable can only be used as provided for in the respective agreements, and security deposits held pursuant to lease agreements are required to be segregated.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
($ amounts in thousands)
Accordingly, these items are separately presented within the consolidated statements of assets, liabilities and members’ equity.

(f)Securitization Certificates
In connection with the securitization transaction described below, the Company purchased and retained at least 5% of certificates to meet the Risk Retention Rules defined below (Retained Certificates). The Retained Certificates are carried at fair value and included as securitization certificates on the consolidated statements of assets, liabilities and members’ equity. For purposes of classification within the consolidated statements of cash flows, purchases and sales of, as well as repayments from, these securities are classified as investing activities. Interest income, including amortization of any premium or accretion of any discount, is included within interest and other income on the consolidated statements of operations.
(g)Other Assets
Other assets as of December 31, 2024 and 2023, consisted of the following:

	2024	2023
Accounts and other receivables	$2,861	$1,514
Prepaid expenses	2,192	1,430
Leasing commissions, net	590	635
Auction and other deposits	49	38
Other assets	$13	—
Total	$5,705	$3,617

(h)Accrued Liabilities
Accrued liabilities as of December 31, 2024 and 2023, consisted of the following:

	2024	2023
Real estate and other taxes payable	$6,306	$6,042
Security and other deposits	6,112	6,700
Interest payable	1,396	1,384
Prepaid rent	613	750
Other accrued liabilities	297	202
Total	$14,724	$15,078

(i)Rental and Other Revenue
Single-family rental homes are generally leased directly to residents with a one-year initial term at market rental rates. Generally, credit investigations are performed for prospective residents and security deposits are obtained.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
($ amounts in thousands)
The Company classifies single-family rental home leases as operating leases. The Company elected the practical expedient to not separate the lease component, comprised of rents from single-family rental homes, from the associated non-lease components, comprised of fees from single-family rental homes. Revenues related to the lease component are reflected on the consolidated statements of operations as rental revenue. Revenues related to the non-lease components are reflected on the consolidated statements of operations as other revenue. The Company recognizes rental and other revenue when it has a signed lease with a resident, collectability is probable, and services have been rendered. When collection is not deemed probable, receivables for rental and other revenue are written off and revenue is limited to amounts deemed probable of collection. Expenses are recognized when incurred and rental and other revenue, net of concessions, is recognized on a straight-line basis over the term of the related leases. Rents and fees received in advance of rental and other revenue recognized, if any, are included in accrued liabilities on the consolidated statements of assets, liabilities and members’ equity.
Future rental revenue due to the Company under leases existing as of December 31, 2024, is $39,234 and $3,979 in 2025 and 2026, respectively.

(j)Income Taxes
The Company is not subject to federal income taxes. Instead, the Members are individually liable for federal income taxes on their respective share of the Company’s taxable income. Therefore, no provision or liability for federal income taxes has been included in these consolidated financial statements. The Company is subject to income taxes in various states; however, resulting income taxes have not been material to date.
The Company is required to determine whether a tax position is more likely than not to be sustained upon examination by the applicable taxing authority, including resolution of any related appeals or litigation processes, based on the technical merits of the position. The tax benefit to be recognized is measured as the largest amount of benefit that is greater than fifty percent likely of being realized upon ultimate settlement, which could result in the Company recording a tax liability that would reduce net assets. Based on its analysis, the Company has determined that there are no unrecognized tax positions that would have a material impact on the Company’s financial position or results of operations.

(3)Fair Value Measurements
Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price methodology). The carrying value of cash and cash equivalents, restricted cash, amounts receivable from or payable to related parties, certain other assets, and accrued liabilities approximates fair value due to their short-term maturities.
Determining fair value includes a hierarchy used to classify inputs used in measuring fair value. The hierarchy prioritizes inputs to valuation techniques used to measure fair value into three levels which are either observable or unobservable. Observable inputs reflect market data obtained from independent sources while unobservable inputs reflect an entity’s view of market assumptions in the absence of observable market information. The level in the fair

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
($ amounts in thousands)
value hierarchy within which the fair value measurement falls is determined based on the lowest level input that is significant to the fair value measurement. The three levels of the fair value hierarchy are as follows:

Level 1 –     Inputs based on quoted prices in active markets for identical assets or liabilities. An active market is a market in which transactions occur with sufficient frequency and volume to provide pricing information on an ongoing basis.
Level 2 –     Observable inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent from the entity.
Level 3 –     Unobservable inputs that reflect the entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available.
The Company applies NCREIF PREA Reporting Standards and marks its investments to market (marked-to-market) each reporting period. The Company values its investments based on three general techniques that are used to measure fair value: cost approach – uses the amount that currently would be required to replace the service capacity of an asset (replacement cost), market approach – uses prices generated by market transactions involving identical or comparable assets or liabilities, or income approach – uses valuation techniques to convert future cash flows to present value based on current market expectations.
(a)Real Estate Investments
Real estate investments are adjusted to fair value each reporting period with fair value determined using the market or income approach. As of December 31, 2024, the Company held a total of 3,902 properties, of which 935 properties were valued using the market approach, and 2,967 properties were valued using the income approach. As of December 31, 2023, the Company held a total of 4,040 properties, of which 1,104 properties were valued using the market approach, and 2,936 properties were valued using the income approach.
(i) Market Approach
For newly acquired properties, the Company has determined that their cost basis, which is a market transaction adjusted for improvements, approximates fair value. Generally, these properties are purchased within the last three months of the year and are in the process of being improved. Normally, after properties become rentable or three months has passed, they are valued by either comparing to comparable properties or using the income approach.
Properties that are projected to provide the maximum return on investment if sold in the retail market are valued using the market approach determined based on a comparison of the subject property to comparable properties adjusted for the home price appreciation trend between the comparable properties’ transaction dates and the valuation date. Comparable properties are identified using a variety of subject property characteristics including vintage, size, and geographic area. The market approach of determining fair value for real estate investments is considered a Level 3 measurement.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
($ amounts in thousands)
(ii)Income Approach
Properties that do not qualify for the market approach utilize an income approach, where the Company projects cash flows for each property using a discounted cash flow method. The income approach of determining fair value for real estate investments is considered a Level 3 measurement.
The discounted cash flow method projects cash flows over a 10-year discrete period with the following assumptions: net rental income, property operating expenses, and exit proceeds (reduced for selling costs) resulting from applying a terminal capitalization rate at the end of the discrete period. A discount rate is applied to the projected cash flows of the properties based on the rate of return a market participant would require in order to complete renovations, identify a resident meeting the Company’s underwriting criteria, and place the resident. A terminal capitalization rate is the projected capitalization rate used at the end of the discrete period estimated as the going-in capitalization rate plus a weighted average 50-basis point premium.
(b)Securitization Certificates
As the Retained Certificates do not trade in an active market with readily observable prices, the Company uses significant unobservable inputs to measure the fair value. The fair value of the Retained Certificates is estimated using discounted cash flow methodologies based upon a set of valuation assumptions. The primary assumption used in the discounted cash flow model is the discount rate. The discount rate is determined using interpolation based on observable trades for similar type securities. The fair value of the Retained Certificates is classified as Level 3 in the fair value hierarchy.
Due to the level of subjectivity associated with these estimates, actual results could vary significantly from estimates included herein, and that variance could substantially decrease or increase the Company's unrealized gain or loss related to its investments.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
($ amounts in thousands)
Fair Value Hierarchy

The following table presents the placement in the fair value hierarchy of assets that are measured at fair value on a recurring basis as of December 31, 2024 and 2023:

	Level 1	Level 2	Level 3	Total
2024
Assets:
Real estate investments	$—	$—	$1,315,112	$1,315,112
Securitization certificates	$—	$—	$59,566	$59,566
2023
Assets:
Real estate investments	$—	$—	$1,344,712	$1,344,712
Securitization certificates	$—	$—	$51,160	$51,160

The Company’s accounting policy is to recognize transfers between levels of the fair value hierarchy on the date of the event or change in circumstances that caused the transfer. There were no transfers into or out of Level 3 during the years ended December 31, 2024 and 2023.
The changes in real estate investments classified as Level 3 are as follows:

Level 3
Balance, December 31, 2022	$1,361,990
Real estate improvements, net of insurance recoveries	10,180
Realized loss on real estate investments	(439)
Unrealized loss on real estate investments	(27,019)
Balance, December 31, 2023	1,344,712
Real estate investments sold, at cost	(30,819)
Real estate improvements, net of insurance recoveries	11,152
Other realized loss on real estate investments	(1,156)
Unrealized loss on real estate investments	(8,777)
Balance, December 31, 2024	$1,315,112

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
($ amounts in thousands)
The changes in securitization certificates classified as Level 3 are as follows:

Level 3
Balance, December 31, 2022	$48,889
Discount accretion	4,053
Unrealized loss on securitization certificates	(1,782)
Balance, December 31, 2023	51,160
Discount accretion	4,379
Unrealized gain on securitization certificates	4,027
Balance, December 31, 2024	$59,566

Significant Unobservable Inputs
The table below presents the significant unobservable inputs used to value the Company’s Level 3 real estate investments as of December 31, 2024:

Level 3 Assets	Significant Unobservable Inputs by Valuation Technique		Significant Unobservable Inputs
Real estate investments -	Discounted Cash Flow Method:
Income approach	•	Discount rate	•	7.25%
	•	Weighted average terminal capitalization rate	•	5.40%
	•	Projected occupancy rate	•	94.76%
	•	Expenses as a percentage of projected revenue	•	31.04%
	•	Average monthly rent (in dollars)	•	$2,029

Real estate investments -
Market approach	•	Average annual home price appreciation	•	5.00%

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
($ amounts in thousands)

The table below presents the significant unobservable inputs used to value the Company’s Level 3 real estate investments as of December 31, 2023:

Level 3 Assets	Significant Unobservable Inputs by Valuation Technique		Significant Unobservable Inputs
Real estate investments -	Discounted Cash Flow Method:
Income approach	•	Discount rate	•	7.50%
	•	Weighted average terminal capitalization rate	•	5.45%
	•	Projected occupancy rate	•	94.76%
	•	Expenses as a percentage of projected revenue	•	29.03%
	•	Average monthly rent (in dollars)	•	$1,981

Real estate investments -
Market approach	•	Average annual home price appreciation	•	6.75%
The table below presents the significant unobservable inputs used to value the Company’s Level 3 securitization certificates as of December 31, 2024:

Level 3 Assets	Significant Unobservable Inputs by Valuation Technique	Significant Unobservable Inputs
Securitization certificates	Discounted Cash Flow Method:
	• Discount rate	•	6.53%

The table below presents the significant unobservable inputs used to value the Company’s Level 3 securitization certificates as of December 31, 2023:

Level 3 Assets	Significant Unobservable Inputs by Valuation Technique	Significant Unobservable Inputs
Securitization certificates	Discounted Cash Flow Method:
	• Discount rate	•	11.30%

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
($ amounts in thousands)
(4)Portfolio Diversification
The Company has real estate investments located throughout the United States of America. The diversification of the Company’s holdings based on the estimated fair values and NCREIF divisions and states as of December 31, 2024 and 2023, are as follows:

		Fair Value		State %
Division	State	2024	2023	2024	2023
Southeast	GA	$359,001	$399,659	27.3%	29.7%
	TN	153,154	149,085	11.6	11.1
	FL	122,038	126,781	9.3	9.4
Mountain	AZ	156,222	149,266	11.9	11.1
	CO	80,783	77,810	6.1	5.8
Southwest	TX	152,479	154,207	11.6	11.5
Mideast	NC	152,103	148,888	11.6	11.1
East North Central	IN	58,256	59,809	4.4	4.5
	OH	16,318	15,599	1.2	1.2
West North Central	MO	41,702	40,234	3.2	3.0
	KS	23,056	23,374	1.8	1.6
Total		$1,315,112	$1,344,712	100%	100%

(5)Related Party Transactions
On September 29, 2020, at execution of the securitization transaction described below, the Company, through its wholly owned subsidiary, RH Partners OwnerCo, LLC (OwnerCo), entered into a Property Management Services Agreement with MSR. On June 18, 2024, at execution of the note payable transaction described below, the Company, through its wholly owned subsidiary, RH Partners Warehouse OwnerCo, LLC, entered into an additional Property Management Services Agreement with MSR (collectively, PMSAs). The PMSAs require MSR to provide property management services, leasing, construction, brokerage, and certain other services for fees as described in the PMSAs. The PMSAs require the Company to maintain a working capital bank account balance to be used by MSR for the benefit of the Company for maintenance and repair of the real estate investments. The working capital balance was $2,345 and $2,423 as of December 31, 2024 and 2023, respectively, and is included within cash and cash equivalents on the consolidated statements of assets, liabilities and members’ equity. In the ordinary course of business, MSR earns fees for its services and also pays property-related costs on the Company’s behalf and seeks reimbursement plus any applicable markup. For the year ended December 31, 2024, the Company incurred related party property management fees of $11,910, of which $1,938 was capitalized within real estate investments on the consolidated statements of assets, liabilities and members’ equity, $1,142 was capitalized to leasing commissions, net within other assets on the consolidated statements of assets, liabilities and members’ equity, $8,207 was expensed within property operating expense on the consolidated statements of operations, and $623 was included within realized gain (loss) on real estate investments on the consolidated statements of operations. For the year ended December 31, 2023, the Company incurred related party property management fees of $10,062, of which $1,387 was capitalized within real estate

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
($ amounts in thousands)
investments on the consolidated statements of assets, liabilities and members’ equity, $1,426 was capitalized to leasing commissions, net within other assets on the consolidated statements of assets, liabilities and members’ equity, and $7,249 was expensed within property operating expense on the consolidated statements of operations.
On September 29, 2020, at execution of the securitization transaction described below, the Company and certain of its subsidiaries, via MSR, entered into an Asset Management Agreement (AMA) with Amherst Residential Asset Management, LLC (ARAM), a related party of Amherst Member. ARAM provides portfolio asset management services including, but not limited to, cash management, accounting, budgeting, leveraging, and reporting services. The Company and certain of its subsidiaries reimburse ARAM or an affiliate of ARAM for out-of-pocket costs incurred. For the years ended December 31, 2024 and 2023, costs related to the AMA of $1,212 and $867, respectively, were included within general and administrative on the consolidated statements of operations.

On July 31, 2018, the Company entered into a Purchase and Sale Agreement (PSA) with MSR II, LP and Vaca Morada Partners LP (VM), collectively, the Sellers and related parties of the Company’s indirect parent, to purchase single-family rental properties at different times throughout its term. For the years ended December 31, 2024 and 2023, the Company did not purchase any single-family rental homes from VM. The PSA calls for post-closing adjustments and prorations between the Company and Sellers to be made 90 days subsequent to each closing. These include collected rents, security deposits, real estate taxes and other operating expenses. As of December 31, 2024, no adjustment or proration amounts are due from the Sellers.

On June 18, 2024, the Company entered into a Disposition Fee Side Letter (Side Letter) with reference to the Limited Liability Company Agreement and the AMA dated July 31, 2018. Pursuant to the Side Letter, in connection with the sale of individual properties, the Company shall pay ARAM a disposition fee with respect to the completed sale of any property sold on an individual basis. For the year ended December 31, 2024, the Company incurred $599 in disposition fees related to the Side Letter, which were included within realized gain (loss) on real estate investments on the consolidated statements of operations.

In accordance with the Limited Liability Company Agreement, sourcing fees are paid to a related party of Amherst Member in connection with the Company closing on any financing of any pool of properties owned by the Company or its subsidiaries that is sourced by the related party. During the years ended December 31, 2024 and 2023, the Company incurred no sourcing fees.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
($ amounts in thousands)
The Company had the following receivables from related parties as of December 31, 2024 and 2023:

	2024	2023
Amherst Member related parties	7	2

The Company had the following payables to related parties as of December 31, 2024 and 2023:

	2024	2023
MSR	$523	$520
ARAM	112	—
Other Amherst Member related parties	222	55
Total	$857	$575

(6)Note Payable, Net
On June 25, 2024, the Company, via its wholly owned subsidiary, RH Warehouse OwnerCo, LLC (Borrower), entered into a loan agreement with Citibank, N.A. (Citi Note) for a revolving credit facility with a borrowing capacity of up to $95,000 and a committed amount of $75,000. The Citi Note requires interest-only payments until the entire principal balance is due at maturity. Pursuant to the terms of the loan agreement, the Company has the option to extend the maturity date of December 23, 2025 to June 23, 2026 and again to December 23, 2026. The Citi Note is collateralized by all of the single-family rental homes of the Borrower. As of December 31, 2024, the Company was in compliance with its debt covenants.

As of December 31, 2024, the Citi Note accrues interest at a rate per annum equal to the sum of (a) the greater of (i) zero (0.00%) and (ii) the one-month term Secured Overnight Financing Rate (SOFR) plus (b) 2.40%. As of December 31, 2024, the weighted average interest rate was 6.77%.

As of December 31, 2024, the face amount of the Citi Note was $37,782, which differs from its carrying value of $37,297 due to unamortized deferred financing costs totaling $485. As of December 31, 2024, total deferred financing costs were $744 with accumulated amortization of $259. Financing costs related to issuance of the Citi Note are being amortized using the straight-line method. For the year ended December 31, 2024, amortization of deferred financing costs was $259, which is included within interest expense on the consolidated statements of operations.

The Company does not have sufficient liquidity to pay the Citi Note at maturity. The Company plans to refinance the Citi Note and believes the refinance will be probable of occurring. In assessing whether it will be probable of successfully refinancing the Citi Note, the Company considered its historical and recent ability to obtain financing, the value of the Company’s assets, and current market conditions. However, management cannot provide any assurances with respect to effectuating these plans.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
($ amounts in thousands)

(7)Securitization, Net

The Company, through its wholly owned subsidiary, OwnerCo, entered into a securitization transaction whereby it executed a loan agreement (Loan) on September 29, 2020, with a third-party lender for an original principal of $823,661 with an original discount of $20,562. The Loan includes ten components summarized as follows as of December 31, 2024 and 2023:

	Loan Principal
Component	2024	2023	Loan Rate
A	$258,811	$319,958	1.43%
B	91,737	91,737	1.78%
C	46,987	46,987	1.93%
D	55,936	55,936	2.08%
E1	31,325	31,325	2.28%
E2	62,649	62,649	2.53%
F	57,056	57,056	2.93%
G1	39,156	39,156	4.08%
G2	55,937	55,937	4.94%
H	62,920	62,920	—%
Total securitization	$762,514	$823,661
Less: deferred financing costs, net	(2,208)	(5,099)
Less: unamortized discount	(4,042)	(8,426)
Total securitization, net	$756,264	$810,136

As of December 31, 2024 and 2023, the weighted average interest rate was 2.06% and 2.02%, respectively, and the weighted average effective interest rate was 2.70% and 2.61%, respectively. The Loan requires interest-only payments until maturity on November 7, 2025, when the entire principal balance is due. The Loan is collateralized by all of the single-family rental homes of OwnerCo and is subject to debt covenants. As of December 31, 2024, the Company was in compliance with its debt covenants. As of December 31, 2024 and 2023, the Company incurred total deferred financing costs of $14,042 relating to the Loan, with accumulated amortization of $11,661 and $8,943, respectively. For the years ended December 31, 2024 and 2023, amortization of deferred financing costs relating to the Loan was $2,718 and $2,746, respectively, which is included within interest expense on the consolidated statements of operations. For the years ended December 31, 2024 and 2023, the Company recorded loan discount amortization of $4,384 and $4,057, respectively, which is included within interest expense on the consolidated statements of operations.
Concurrent with the execution of the Loan, the third-party lender sold the Loan it originated to a wholly owned subsidiary of the Company (Depositor) who subsequently transferred the Loan to a securitization-specific trust entity

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
($ amounts in thousands)
(Trust). The transfer of the securitization from the Depositor to the Trust was accounted for as a sale with no resulting gain or loss as the securitization was originated by the lender and immediately transferred at the same fair value, and the Company had no continuing involvement after the sale.

As consideration for the transfer of the Loan to the Trust, the Trust issued classes of certificates which mirror the components of the Loan (collectively, Certificates) to the Depositor, except that Class R certificates do not have related loan components as they represent residual interest in the Trust. The Certificates represent the entire beneficial interest in the Trust. Following receipt of the Certificates, the Depositor sold the Certificates to investors and used the proceeds as consideration for the Loan sold to the Depositor by the third-party lender. These transactions had no effect on the Company’s consolidated financial statements other than with respect to the Retained Certificates, which are included as securitization certificates on the consolidated statements of assets, liabilities and members’ equity.

The Trust is structured as a pass-through entity that receives interest payments from the securitization and distributes those payments to the holders of the Certificates. The assets of the Trust are restricted and can only be used to fulfill the obligations of the Trust. The obligations of the Trust do not have any recourse to the general credit of any entities in these consolidated financial statements. Management has evaluated the Company’s interest in the Certificates of the Trust (through ownership of the securitization certificates) and determined that the securitization certificates do not provide the Company with any ability to direct the activities that could impact the Trust’s economic performance. Therefore, the Company does not consolidate the Trust.

As the Trust made Certificates available for sale to both domestic and foreign investors, sponsors of the loans are required to retain a portion of the risk that represents a material net economic interest in each loan pursuant to Regulation RR (Risk Retention Rules) under the Securities Exchange Act of 1934, as amended. As such, loan sponsors are required to retain a portion of the credit risk that represents not less than 5% of the aggregate fair value of the loan as of the closing date. The Company retained all of the Class H certificates to meet the Risk Retention Rules (Retained Certificates). These Retained Certificates had a principal balance of $62,920 and an initial discount of $20,539, representing a fair value of $42,381 at the closing date. For the years ended December 31, 2024 and 2023, the Company recorded discount accretion of $4,379 and $4,053, respectively, which is reflected within interest and other income on the consolidated statements of operations. These Retained Certificates are a principal-only class and are not entitled to distributions of interest.

The Company utilized the proceeds from the securitization to fund: (i) repayments of indebtedness on certain real estate investments; (ii) initial deposits into securitization reserve accounts; (iii) closing costs in connection with the securitization; (iv) general costs associated with operations; and (v) returns to the Members.

Prepayments of amounts owed under the Loan by the Company are generally not permitted under the terms of the loan agreement unless such prepayments are made pursuant to the voluntary election or mandatory provisions specified in the loan agreement. The specified mandatory provisions become effective to the extent that a property becomes characterized as a disqualified property, a property is sold, and/or upon the occurrence of a condemnation or casualty

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
($ amounts in thousands)
event associated with a property. To the extent either a voluntary election is made, or a mandatory prepayment condition exists, in addition to paying all interest and principal, the Company must also pay certain breakage costs as determined by the loan servicer and a yield maintenance premium if prepayment occurs before the date stipulated in the loan agreement (Yield Maintenance Date). The Yield Maintenance Date related to the Loan was November 9, 2023. For the year ended December 31, 2024, the Company prepaid a portion of component A related to the Loan and incurred loss on early extinguishment of debt of $246, inclusive of $72 in review fees, and $174 in recognition of then-outstanding unamortized deferred financing costs, reported in the consolidated statements of operations. For the year ended December 31, 2023, the Company made no prepayments.

The Company does not have sufficient liquidity to pay the Loan at maturity. The Company plans to refinance the Loan and believes the refinance will be probable of occurring. In assessing whether it will be probable of successfully refinancing the Loan, the Company considered its historical and recent ability to obtain financing, the value of the Company’s assets, and current market conditions. However, management cannot provide any assurances with respect to effectuating these plans.

(8)Debt Maturities
The following table provides information regarding the timing of principal payments due over the next five years and thereafter for all of the Company’s debt as of December 31, 2024:

	Notes Payable	Securitization	Total
2025	$37,782	$762,514	$800,296
2026	—	—	—
2027	—	—	—
2028	—	—	—
2029	—	—	—
Thereafter	—	—	—

Total principal payments	37,782	762,514	800,296
Less: deferred financing costs, net	(485)	(2,208)	(2,693)
Less: unamortized discount	—	(4,042)	(4,042)
Total debt, net	$37,297	$756,264	$793,561

(9)Commitments and Contingencies

In the ordinary course of business, the Company may be involved in various claims and legal proceedings and does not believe the ultimate resolution of any such matters that have arisen to date will have a material adverse effect on its consolidated financial statements.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
($ amounts in thousands)
(10)Members’ Equity
(a)Contributions
The Members have been deemed to make capital contributions in amounts and percentage interests as set forth in the Limited Liability Company Agreement (Agreement). As of December 31, 2024, the Members have fully funded their member commitments.
(b)Distributions and Allocations
Per the Agreement, distributions to the Members shall be made in the following order and priority:
First, (i) 100% to the Members in accordance with their respective Sharing Percentages, until each Member has received distributions equal to such Member’s applicable capital contributions, then (ii) 100% to the Members in accordance with respective Sharing Percentages, until Investor Member has received distributions sufficient to achieve an IRR equal to ten percent (10%) per annum, compounded quarterly.
Second, (i) 20% to Amherst Member (First Promote), and (ii) 80% to the Members in accordance with respective Sharing Percentages, until Investor Member has received distributions sufficient to achieve an IRR equal to fifteen percent (15%) per annum, compounded quarterly.
Third, (i) 25% to Amherst Member (Second Promote), and (ii) 75% to the Members in accordance with respective Sharing Percentages, until Investor Member has received distributions sufficient to achieve an IRR equal to twenty percent (20%) per annum, compounded quarterly, and a return to Investor Member of 200% of its actual capital contributions made to the Company.
Fourth, (i) 35% to Amherst Member (Third Promote), and (ii) 65% to the Members in accordance with respective Sharing Percentages.
The capital accounts reflect the promote to Amherst Member as if the Company had realized all assets and settled all liabilities at the fair value reported in the consolidated financial statements and allocated all gains and losses and distributed the net assets to the Members at the reporting date consistent with the provisions of the Company’s governing documents. The promote to Amherst Member will remain provisional until final liquidation of the Company.

(c)TPG Portfolio
On June 29, 2020, the Company, through its wholly owned subsidiary RH Partners EquityCo, LLC, entered into a Purchase Agreement with Suburban Housing Partners, LLC (Suburban), a related party of Amherst Member, to purchase 100% of the limited liability company interests of Single Family Rental Holdings, LLC and Single Family Rental Holdings Two, LLC (Holding Companies). The Holding Companies owned 100% of Safari One Asset Company, LLC and Safari Two Asset Company, LLC, which in turn owned a portfolio of single-family rental homes (TPG Portfolio). The TPG Portfolio is held and invested in as a separate pool of properties for purposes of capital contributions, member commitments, and distributions under the Agreement. The member commitment set forth in the Agreement shall not apply with respect to the TPG Portfolio. The following applies specifically to the TPG Portfolio.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
($ amounts in thousands)
(i) Contributions
The Members account for capital contributions made with respect to the TPG Portfolio on a pooled basis such that no capital contributions made with respect to the TPG Portfolio are attributable to any other properties held by the Company or its subsidiaries nor are capital contributions made with respect to other properties attributable to the TPG Portfolio.
(ii)Sharing Percentage
The Sharing Percentage with respect to the TPG Portfolio means, with respect to each Member, as of any date, the fraction, expressed as a percentage, the numerator of which is the aggregate capital contributions made by such Member with respect to the TPG Portfolio and the denominator of which is the aggregate capital contributions made by all of the Members with respect to the TPG Portfolio.
(iii)Distributions and Allocations
Net operating cash flow attributable to the TPG Portfolio is distributed per the following order and priority:
(a)First, (x) 100% to the Members in accordance with their respective Sharing Percentages attributable to the TPG Portfolio, until each Member has received distributions equal to such Member’s applicable capital contributions attributable to the TPG Portfolio, then (y) 100% to the Members in accordance with their respective Sharing Percentages attributable to the TPG Portfolio, until Investor Member has received distributions sufficient to achieve the first hurdle return requirement (applied solely with respect to capital contributions for the TPG Portfolio), and no distributions will be made pursuant to the following clauses b) through d) when such first hurdle return requirement has not been satisfied;
(b)Second, (x) 20% to Amherst Member, and (y) 80% to the Members in accordance with their respective Sharing Percentages attributable to the TPG Portfolio, until Investor Member has received distributions sufficient to achieve the second hurdle return requirement (applied solely with respect to capital contributions for the TPG Portfolio), and no distributions will be made pursuant to the following clauses c) through d) when such second hurdle return requirement has not been satisfied;
(c)Third, (x) 25% to Amherst Member, and (y) 75% to the Members in accordance with their respective Sharing Percentages attributable to the TPG Portfolio, until Investor Member has received distributions sufficient to achieve (1) the third hurdle return requirement (applied solely with respect to capital contributions for the TPG Portfolio) and (2) a return to Investor Member of 200% of its actual capital contributions made to the Company with respect to the TPG Portfolio, and no distributions will be made pursuant to the following clause d) when such third hurdle return requirement and such return to Investor Member of 200% of its actual capital contributions made to the Company with respect to the TPG Portfolio has not been satisfied; and
(d)Fourth, (x) 35% to Amherst Member, and (y) 65% to the Members in accordance with their respective Sharing Percentages attributable to the TPG Portfolio.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
($ amounts in thousands)
First hurdle return requirement means an IRR on a Member’s capital contributions equal to ten percent (10.0%) per annum, compounded quarterly. Second hurdle return requirement means an IRR on a Member’s capital contributions equal to fifteen percent (15.0%) per annum, compounded quarterly. Third hurdle return requirement means an IRR on a Member’s capital contributions equal to twenty percent (20.0%) per annum, compounded quarterly.

(d) Income Allocation
The Company follows the Hypothetical Liquidation at Book Value (HLBV) method for purposes of determining the allocation of net income or loss to the members. Under the HLBV method, net income or loss is allocated amongst the members to achieve each Member’s claim on the net assets of the Company. Each Member’s claim on the net assets of the Company is calculated as the amount that the member would receive if the Company were to liquidate all of its assets at year end at net book value and distribute the resulting cash to creditors and members in accordance with their respective priorities.
(11)Risk Factors
The Company is exposed to market risk, interest rate risk, credit risk, and liquidity risk. Amherst Member oversees the management of these risks.
(a)Market Risk
Market risk is the risk that the market value of certain assets held by the Company may fluctuate because of changes in market interest rates and market prices. Exposure to market risk is inherent in the Company’s business strategy. Amherst Member attempts to monitor and manage the Company’s market risk; however, market risks may arise unexpectedly. The assets held by the Company that are affected by market risk include its real estate investments and its securitization certificates.
(b)Interest Rate Risk
Interest rate risk is the risk that the future cash flows of an asset or liability will fluctuate because of changes in market interest rates. The Company’s exposure to the risk of changes in market interest rates relates primarily to its outstanding debt instrument that has a floating interest rate. The Company manages this risk by monitoring market interest rates on an ongoing basis.

(c)Credit Risk
Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or resident contract, leading to a financial loss. The Company is exposed to credit risk from its leasing and financing activities, including risk related to deposits with banks and financial institutions. The Company has a credit policy in place, and the exposure to this risk is monitored on an ongoing basis by Amherst Member.

RH JOINT VENTURES, LLC AND SUBSIDIARIES
Notes to Consolidated Financial Statements
December 31, 2024 and 2023
($ amounts in thousands)
(i) Tenant Receivables
The Company’s ability to lease its real estate properties is subject to many factors, including supply and demand, unemployment rates, general economic conditions, and other factors that may be unique to a geographic region. The Company may not be able to fully lease its residential real estate properties at all times or lease them at rates that allow it to generate a profit. Additionally, when leases on these properties expire or the properties otherwise become vacant, the Company will be subject to then-applicable market conditions, which may not be as favorable.
(ii)Cash Deposits
Credit risk from balances with banks and financial institutions is managed by Amherst Member in accordance with the Company’s policy. This risk pertains to cash and cash equivalents (including restricted cash) that are deposited and held with financial institutions. While the Company’s cash and cash equivalents and restricted cash are on deposit with a limited number of FDIC insured financial institutions, at times such deposits may exceed the insured limits resulting in a concentration of credit risk related to the amounts in excess of the federally insured limits. Generally, these deposits may be redeemed upon demand and therefore bear minimal risk. The Company has not experienced any loss in such accounts. The maximum exposure to credit risk for cash and cash equivalents is the carrying value of cash and cash equivalents as of each reporting date held on deposit with financial institutions less federally insured amounts.
(d) Liquidity Risk

Liquidity risk is the risk that an investment position cannot be easily exited at the prevailing market price. The Company’s exposure to liquidity risk relates primarily to its real estate investments. The Investment Committee monitors liquidity risks in the markets in which the Company purchases and owns properties on an ongoing basis, but it may not always be possible to execute a transaction at a desired price due to market conditions.
(12)Subsequent Events
The Company evaluated subsequent events through February 25, 2025, the date the consolidated financial statements were available to be issued, and did not identify any events that warrant adjustment to or disclosure in the consolidated financial statements.